Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 01:03 PM 05/12/2008 FILED 01:03 PM 05/12/2008 SRV 080532649 – 4557165 FILE

CERTIFICATE OF INCORPORATION

OF

SPRING BANK PHARMACEUTICALS, INC.

(A Delaware Corporation)

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), do execute this Certificate of Incorporation and do hereby certify as follows:

FIRST. The name of the corporation is Spring Bank Pharmaceuticals, Inc. (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is Suite 600, One Commerce Center, 1201 Orange Street, Wilmington, DE 19801, New Castle County. The name of its registered agent at such address is Agents and Corporations, Inc.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH. (a) Authorized Capital. The total number of shares of all classes of stock, which the Corporation shall have authority to issue, is 55,000,000, of which 50,000,000 shares, par value of $0.0001 shall be designated as Common Stock (“Common Stock”), and 5,000,000 shares, par value of $0.0001, shall be designated as Preferred Stock (“Preferred Stock”).

(b) Common Stock.

(i) Dividends. Subject to the rights, if any, of the holders of Preferred Stock with respect to the payment of dividends and the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts for the benefit of such holders and subject to any other conditions that may be fixed in or pursuant to the provisions of paragraph (c) of this Article Fourth, the holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors on the Common Stock out of assets which are legally available therefore. Any such dividends shall be divided among the holders of the Common Stock on a pro rata basis.

(ii) Liquidation. In the event of any liquidation of the Corporation, after payment or provision for payment of the debts and liabilities of the Corporation and after distribution to the holders of Preferred Stock of the amounts fixed in or pursuant to the provisions of paragraph (c) of this Article Fourth, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders. Any such assets shall be divided among the holders of Common Stock on a pro rata basis.

(iii) Voting. Except as may otherwise be required by law and subject to the rights of the holders of Preferred Stock fixed in or pursuant to paragraph (c) of this Article Fourth, each holder of Common Stock shall have one vote for each share of Common Stock held by such holder on each matter submitted to a vote of the stockholders.

(c) Preferred Stock.

(i) General. Shares of the Preferred Stock may be issued from time to time in one or more series, the shares of each series to have any designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed in any resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter prescribed (a “Preferred Stock Designation”).

(ii) Authority of Board of Directors; Preferred Stock Designation. Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more series, and with respect to each series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

(1) whether or not the series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

(2) the number of shares to constitute the series and the designations thereof;

(3) the preferences and relative, participating, optional, or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any series;

(4) whether or not the shares of any series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property), and the time or times at which and the terms and conditions upon which such shares shall be redeemable and the manner of redemption;

(5) whether or not the shares of a series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the periodic amount thereof, and the terms and provisions relative to the operation thereof;

(6) the dividend rate, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(7) the preferences, if any, and the amounts thereof which the holders of any series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(8) whether or not the shares of any series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(9) any other special rights and protective provisions with respect to any series that the Board of Directors may deem advisable.

(iii) Separate Series; Increase or Decrease in Authorized Shares. The shares of each series of Preferred Stock may vary from the shares of any other series thereof in any or ail of the foregoing respects and in any other manner. The Board of Directors may increase the number of shares of Preferred Stock designated for any existing series by a resolution adding to such series authorized and unissued shares of Preferred Stock not designated for any other series. Unless otherwise provided in the Preferred Stock Designation, the Board of Directors may decrease the number of shares of Preferred Stock designated for any existing series by a resolution subtracting from such series authorized and unissued shares of Preferred Stock designated for such existing series, and the shares so subtracted shall become authorized, unissued and undesignated shares of Preferred Stock.

(d) General.

(i) Subject to the foregoing provisions of this Certificate of Incorporation, the Corporation may issue shares of Preferred Stock and Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its absolute discretion. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

(ii) Subject to the provisions of this Certificate of Incorporation, the Corporation shall have authority to create and issue rights and options entitling their holders to purchase shares of the capital stock of the Corporation of any class or series or other securities of the Corporation, and such rights and options shall be evidenced by instrument approved by the Board of Directors. The Board of Directors shall be empowered to set the exercise price, duration, times for exercise and other terms of such rights or options.

(iii) No stockholder of the Corporation shall by reason of his or her holding shares of any class of capital stock of the Corporation have any preemptive or preferential right to acquire or subscribe for any additional, unissued or treasury shares (whether now or hereafter acquired) of any class of capital stock of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of capital stock of the Corporation now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividends or voting or other rights of that stockholder.

(iv) Cumulative voting of shares of any capital stock having voting rights shall not be permitted.

FIFTH. The name and mailing address of the incorporator is Douglas Jensen, 113 Cedar Street, Suite 7, Milford, MA 01757

SIXTH. The Board of Directors is authorized to adopt, amend or repeal bylaws of the Corporation.

SEVENTH. Elections of directors need not be by written ballot except and to the extent provided in the Bylaws.

EIGHTH. (a) The number of directors of the Corporation shall be not less than three, the exact number of which and the method by which the directors shall be elected shall be as set forth in the Bylaws.

(b) Any vacancies on the Board of Directors shall be filled by the holders of Common Stock or by directors elected by the holders of Common Stock in the manner provided for in the Bylaws.

(c) Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the voting power of the outstanding shares of the Common Stock.

NINTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. If the DGCL is hereafter amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any amendment, modification or repeal of this Article Ninth shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation that exists at the time of such amendment, modification or repeal.

TENTH. The Corporation shall indemnify and hold harmless, including the advancement of expenses, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, and in accordance with the Bylaws, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans maintained or sponsored by the Corporation (a “Covered Person”) (including the heirs, executors, administrators and estate of such Covered Person), against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article Tenth with respect to the indemnification and advancement of expenses of directors and officers of the Corporation. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in this Article Tenth. No amendment or repeal of this Article Tenth shall adversely affect any right or protection existing hereunder or pursuant hereto immediately prior to such amendment or repeal.

IN WITNESS WHEREOF, I have signed this Certificate of Incorporation this      day of May 2008.

/s/ Douglas Jensen

Douglas Jensen
Incorporator

FEDERAL IDENTIFICATION
NO. 52-2386345

Examiner

The Commonwealth of Massachusetts

William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

CERTIFICATE OF VOTE OF DIRECTORS ESTABLISHING A CLASS OR SERIES OF STOCK

(General Laws, Chapter 156B, Section 26)

We, Douglas J. Jensen, *President / ~~*Vice-President~~,

and Douglas J. Jensen, ~~*Clerk~~ / *Assistant Clerk,

of Spring Bank Technologies, Inc.
(Exact name of corporation)

located at: 113 Cedar Street, Suite S-7, Milford, Massachusetts
(Street Address of corporation in Massachusetts)

do hereby certify that at a meeting of the directors of the corporation held on December 8, 2003, the following vote establishing and designating a class or series of stock and determining the relative rights and preferences thereof was duly adopted:

See attached Pages 2A through 2K

P.C.

**Delete the inapplicable word.*
Note: Votes for which the space provided above is not sufficient should be provided on one side of separate 8 1/2 x 11 sheets of white paper, numbered 2A, 2B, etc., with a left margin of at least 1 inch.

RESOLVED: That the Corporation be and hereby is authorized and directed to establish and create a new class of Preferred Stock to be designated Series A Convertible Preferred Stock, no par value per share (the “Series A Preferred Stock”), which class shall consist of 4,000 shares, which shares shall have the rights and preferences set forth below:

1. General Rights and Obligations. The rights, obligations and privileges with respect to the Series A Preferred Stock are governed by and are subject to the Stock Purchase Agreement between the Corporation and Micrologix Biotech, Inc. relating thereto, the terms hereof, applicable provisions of the Chapter 156B of the Massachusetts General Laws (“MGL ch. 156B”), as amended from time to time, and all other laws that are binding on the Company. In addition, the Series A Preferred Stock is subject to the provisions relating thereto in the Company’s Articles of Incorporation, as amended from time to time (“Articles”) and By-laws, as amended from time to time (the “Bylaws”).

2. Dividends. No dividends shall be payable on or in respect to the Series A Preferred Stock.

3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or not, the holder(s) of Series A Preferred Stock shall be entitled to receive, before any amount shall be paid to holders of Common Stock, an amount per share equal to $250.00 (as adjusted for stock splits, combinations or similar events and hereafter referred to as the “Original Issue Price” of the Preferred Shares). If upon the occurrence of a liquidation, dissolution or winding up, the assets and surplus funds distributed to the holder(s) of Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and surplus funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the aggregate amount payable to each of such holders pursuant to the immediately preceding sentence. If upon the occurrence of a liquidation, dissolution or winding up, after the payment to the holders of the Series A Preferred Stock of the preferential amount, assets or surplus funds remain in the Company, the holders of the Company’s Common Stock shall be entitled to receive all such remaining assets and surplus funds.

4. Voting Rights. Each holder of the Series A Preferred Stock shall have such voting rights as are conferred upon them in MGL ch. 156B, the Articles and the By-laws. The holders of Series A Preferred Stock shall not be entitled to vote for any election of directors of the Company, including elections for the purpose of filling a vacancy, except as may be required by law.

5. Conversion to Common Stock. The Series A Preferred Stock shall be convertible into Common Stock of the Company as follows:

(a) Definitions. For purposes of this Section 5 and elsewhere herein the following definitions shall apply:

(i) “Common Stock Equivalents” means Convertible Securities and rights entitling the holder thereof to receive directly, or indirectly, additional shares of Common Stock without the payment of any consideration by such holder for such additional shares of Common Stock or Common Stock Equivalents.

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(ii) “Conversion Price” means initially $250 for each share of Series A Preferred Stock, subject to adjustment from time to time pursuant to this Section 5.

(iii) “Conversion Ratio” means the ratio which reflects the number of shares of Common Stock into which one share of Series A Preferred Stock may be converted. The initial Conversion Ratio shall be 1:1 (one share of Common Stock for each share of Series A Preferred Stock), and shall be subject to adjustment from time to time pursuant to Section 5(c)(ii).

(iv) “Convertible Securities” means any indebtedness or shares of stock or other securities, including options, convertible into or exchangeable for Common Stock, including without limitation Series A Preferred Stock.

(v) “Holder” means any person or entity that is the registered holder of all or any of the shares of Series A Preferred Stock.

(vi) “Issuance Date” means the date upon which the Series A Preferred Stock was first issued to Micrologix.

(vii) “Securities Not Counted for Adjustments” means (A) Common Stock issuable upon conversion of any shares of Series A Preferred Stock; (B) Common Stock issuable pursuant to any securities convertible or exercisable into or exchangeable for Common Stock previously adjusted for pursuant to Section 5(c)(i); (C) options to purchase Common Stock of the Company (including Common Stock issued pursuant to the exercise of such options) issued to directors, officers, employees and consultants of the Company; (D) capital stock of any class issuable upon any subdivision, recombination, split-up or reverse stock split of all outstanding shares of such class of capital stock; (E) Common Stock or securities issued or issuable to banks, lenders or landlords as an incentive or which is required to be issued as a precondition of the loan or lease, as the case may be, provided that the aggregate of such Common Stock or securities does not exceed 5% of the then outstanding shares of the of the capital stock of the Company on an as-converted basis or (F) Common Stock issuable by the Company pursuant to a public offering registered under the Securities Act of 1933, as amended, subsequent to an IPO (as hereinafter defined).

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(b) Conversion at Holder’s Option. Each Holder shall have the right (the “Conversion Right”) at any time to convert all or from time to time to convert any part of its Series A Preferred Stock into fully paid shares of Common Stock on the following basis:

(i) Conversion Notice – A Holder may exercise a Holder’s Conversion Right by notice (the “Conversion Notice”) in writing delivered to the Company. The Conversion Notice shall specify the number of Series A Preferred Stock (the “Specified Shares”) the Holder delivering the Conversion Notice wishes to be converted, be signed by the Holder and may be accompanied by the certificates representing the Series A Preferred Stock to be converted.

(ii) Conversion Procedure – Effective as of the date of receipt of a duly signed Conversion Notice and accompanying share certificate or certificates, the Company shall issue and promptly deliver to the Holder tendering the Conversion Notice a certificate representing fully paid and non-assessable shares of Common Stock in the number equal to the Conversion Ratio in effect multiplied by the number of shares of Series A Preferred Stock being converted pursuant to the Conversion Notice. If less than all the shares of Series A Preferred Stock represented by any certificate are converted, the Company shall at its expense promptly issue and promptly deliver a new share certificate to the Holder for the balance of the shares of Series A Preferred Stock not converted.

(c) Adjustments to Conversion Price and Conversion Ratio. Subject to the other provisions of this Section 5, the Conversion Price and Conversion Ratio in effect from time to time for the Series A Preferred Stock shall be subject to adjustment in certain cases as follows below.

(i) Adjustment for Dilutive Share Issuances. In the event the Company shall at any time after the Issuance Date issue or sell (A) any Common Stock (or shall be deemed to have issued Common Stock pursuant to this Section 5), (B) securities to purchase or acquire Common Stock, (C) or securities convertible or exercisable into or exchangeable for Common Stock, in each case pursuant to a financing or the acquisition of another corporation or entity (or its assets) (collectively a “Dilutive Financing”) then the Conversion Price shall immediately be adjusted to an amount equal to the consideration paid and/or payable for each share of Common Stock issued or issuable pursuant to such Dilutive Financing.

(ii) Stock Splits, Dividends, Distributions and Combinations. In the event the Company shall at any time or from time to time after the Issuance Date fix a record date for the effectuation of a split or subdivision (including reverse splits) of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive any other distribution payable in additional shares of Common Stock or Common Stock Equivalents, then, as of such record date (or the date of such

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distribution, split or subdivision if no record date is fixed), the Conversion Ratio shall simultaneously be adjusted upon the happening of such event by multiplying the Conversion Ratio in effect immediately prior to such event by the following fraction:

(A) the numerator of which is the number of Common Stock issued and outstanding immediately after completion of the event, and

(B) the denominator of which is the number of Common Stock issued and outstanding immediately prior to the event.

Any such adjustments shall be successive and each resulting new Conversion Ratio shall continue in effect until the next adjustment (if any) is made.

If at any time and from time to time after the Issuance Date, the Common Stock is changed into a different class or classes of shares, whether by reclassification, recapitalization, reorganization, arrangement, amalgamation, or merger, then each Holder shall have the right thereafter to convert its Series A Preferred Stock into the kind and amount of shares and other securities and property receivable upon such change by holders of the number of shares of Common Stock into which the Series A Preferred Stock could have been converted immediately prior to such change.

(iii) Other Events. Upon the occurrence of any event not specifically denominated in this Section 5 as adjusting the Conversion Price of the Series A Preferred Stock or the Conversion Ratio (the “Other Events”) that, in the reasonable exercise of the business judgment of the Board of Directors of the Company requires, on equitable principles, the adjustment of the Conversion Price or Conversion Ratio, such Conversion Price or Conversion Ratio will be equitably adjusted. The Holders of the Series A Preferred Stock may request the Board of Directors of the Company to review adjusting the Conversion Price of the Series A Preferred Stock or the Conversion Ratio for such Other Events.

(iv) Miscellaneous Conversion Matters. The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number of shares of Common Stock deliverable upon conversion of all the then outstanding Series A Preferred Stock and shall, at its own expense, take all such actions and obtain all such permits and orders as may be necessary to enable the Company lawfully to issue such Common Stock upon the conversion of such Series A Preferred Stock.

(v) Excluded Events. Notwithstanding anything in this Section 5 to the contrary, the Conversion Price of the Series A Preferred Stock shall not be adjusted by virtue of the issuance by the Company of any Securities Not Counted for Adjustments (as defined above).

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(vi) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series A Preferred Stock or the Conversion Ratio pursuant to this Section 5, the Company, at its expense upon request by any Holder of Series A Preferred Stock, shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder of the Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder of Series A Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, (C) the Conversion Ratio at the time in effect, and (D) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

For all purposes of this Section 5(c), the following provisions shall also be applicable:

(A) CASH CONSIDERATION. In the event of the issuance or sale of additional Common Stock or Convertible Securities for cash, the consideration received by the Company therefor shall be deemed to be the amount of cash received by the Company for such securities (or, if such securities are offered by the Company for subscription, the subscription price, or, if such securities are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price), without deducting therefrom any compensation or discount paid or allowed to underwriters or dealers or others performing similar services or for any expenses incurred in connection therewith.

(B) NON-CASH CONSIDERATION. In the event of the issuance (otherwise than upon conversion or exchange of Convertible Securities) or sale of additional Common Stock or Convertible Securities for a consideration other than cash or a consideration a part of which shall be other than cash, the fair value of such consideration as determined by the Board of Directors of the Company in the good faith exercise of its business judgment, irrespective of the accounting treatment thereof, shall be deemed to be the value, for purposes of this Section 5, of the consideration other than cash received by the Company for such securities.

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(C) CONVERTIBLE SECURITIES. In the event the Company shall in any manner issue any Convertible Securities, the total maximum number of shares of Common Stock issuable upon conversion or exchange of the total maximum amount of such Convertible Securities at the time such Convertible Securities first become convertible or exchangeable shall (as of the date of issue or sale of Convertible Securities) be deemed to be issued and to be outstanding for the purpose of Section 5(c)(i) and to have been issued for the sum of the amount (if any) paid for such Convertible Securities and the amount (if any) payable upon conversion or exchange of such Convertible Securities at the time such Convertible Securities first become convertible or exchangeable: provided that, no further adjustment of the Conversion Price of the Series A Preferred Stock shall be made upon the actual issuance of any such Common Stock or Convertible Securities or upon the conversion or exchange of any such Convertible Securities.

(d) Resolution of Calculation and Adjustment Questions. If at any such time a question arises with respect to adjustments or calculations made under this Section 5, such questions shall be determined by the accountants or auditors of the Company, or, if requested in writing by the Holder, by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association, including the Supplementary Procedures for Large Complex Disputes. The determination of such arbitrator shall be binding upon the Company and the Holder. The arbitration shall take place in New York, New York. The arbitrator shall apply the laws of the State of New York, without regard to its conflicts of laws provisions.

(e) No Impairment. The Company will not, by amendment of the Articles or through any reorganization, recapitalization, transfer or assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Company under this Section 5, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion and redemption rights of the Holders of Series A Preferred Stock against impairment.

(f) No Fractional Shares. No fractional shares shall be issued upon conversion of shares of Series A Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the next smaller whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the Holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. The value of any fractional share issuable upon conversion shall be paid in cash by the Company.

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(g) Automatic Conversion. Immediately upon the effectiveness of the Company’s initial registration statement on Form S-1 (the “IPO Effective Date”) pursuant to which Common Stock is sold to the public by the Company (or selling stockholders, if any) in a public offering registered under the Securities Act of 1933, as amended (an “IPO”), each share of Series A Preferred Stock then outstanding (other than Series A Preferred Stock which are being redeemed pursuant to Section 6 below) shall, at the option of the Holder, be converted into shares of Common Stock at the Conversion Ratio for such Series A Preferred Stock then in effect. On and after said conversion date, notwithstanding that any certificates for the shares of Series A Preferred Stock shall not have been surrendered for conversion, the shares of Series A Preferred Stock evidenced thereby shall be deemed to be no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except only the rights of the Holder (i) to receive the shares of Common Stock to which such Holder shall be entitled upon conversion thereof and (ii) to receive the amount of cash payable in respect of any fractional share of Common Stock to which such Holder shall be entitled. In the event that any Holder of Series A Preferred Stock presents such Holder’s certificate therefor for surrender to the Company or its transfer agent upon such conversion, a certificate for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on such conversion date promptly will be issued and delivered to such Holder.

6. Redemption.

(a) Redemption Upon an IPO. The Company shall give notice to the Holders of the Series A Preferred Stock of its intent to effect an IPO (the “IPO Notice”). Each such Holder shall then have the right to request the Company to redeem all or any portion of such Holder’s Preferred Shares. Such Holder shall make such request, stating the number of Preferred Shares such Holder desires to redeem, by delivering a written notice signed by the Holder (the “Redemption Notice”) within twenty (20) days of the date of the IPO Notice. The Company shall redeem the Preferred Shares so requested at a price equal to $250.00 per Preferred Share being redeemed (the “Redemption Price”). Such redemption shall be deemed to have occurred on the IPO Effective Date. The Redemption Price shall be payable by the Company on any date (the “Redemption Payment Date”) not later than 30 days after the conclusion of the IPO, On and after the IPO Effective Date, any rights of any Holder with respect to those Preferred Shares being redeemed by the Company, shall cease and terminate, except for the right to receive the Redemption Price for such Preferred Shares, and such Preferred Shares shall no longer be deemed to be outstanding, whether or not the certificates representing such Preferred Shares shall have been received by the Company.

(b) Expiry Redemption. So long as the Series A Preferred Stock has not been converted to Common Stock pursuant to Section 5 above or redeemed pursuant to Section 6(a) above, on December 15, 2011 and on December 15 of each year thereafter (each such date being referred to as the “Series A Preferred Share Expiry Date”), each Holder of Series A Preferred Stock shall then have the right to

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request the Company to redeem all or any portion of such Holder’s Series A Preferred Shares. Such Holder shall make such request, stating the number of Series A Preferred Shares such Holder desires to redeem, by delivering a notice (the “Expiry Redemption Notice”) to the Company within twenty (20) days of the date of the Series A Preferred Share Expiry Date. The Company shall redeem the Series A Preferred Shares so requested at the Redemption Price. The Redemption Price shall be payable by the Company not later than 30 days after receipt of the Expiry Redemption Notice. On and after the Series A Preferred Share Expiry Date, any rights of any Holder with respect to those shares of Series A Preferred Stock being redeemed by the Company, shall cease and terminate, except for the right to receive the Redemption Price for such shares, and such shares of Series A Preferred Stock shall no longer be deemed to be outstanding, whether or not the certificates representing such shares of Series A Preferred Stock shall have been received by the Company.

(c) Redemption Subject to Applicable Law. If the Company is not permitted by insolvency provisions or other provisions of applicable law to redeem all or any portion of the Series A Preferred Shares required to be redeemed hereunder (if not otherwise converted, as the case may be), the Company shall, pursuant to the terms of this Section 6, redeem only the maximum number of Series A Preferred Shares (as determined in good faith by the Board of Directors of the Company) it is then permitted to redeem and shall make any payment to the holder of the Series A Preferred Shares required by this Agreement.

7. Make Whole Obligation. If, upon the Company becoming obligated to redeem or convert any shares of the Series A Preferred Stock pursuant to Section 5 or 6 hereof, the Company is not permitted by applicable law to redeem or convert any portion of the shares the Series A Preferred Stock required to be redeemed (if not otherwise converted as the case may be) or converted, the holders of such shares shall be entitled to retain the shares which have not been permitted to be redeemed or converted, as the case may be, and the Company shall redeem or convert the balance of such shares of Series A Preferred Stock as soon as it is lawfully permitted to do so.

8. Transfer. The shares of Series A Preferred Stock shall be freely transferable by the holders thereof except as set forth in the Stock Purchase Agreement, the By-Laws, the Articles, and any other agreement entered into by the holder of such shares which may place restrictions on transfer thereof.

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9. Right of Participation.

(a) Definitions. For purposes of this Section 9 the following terms shall have the following respective meanings:

(i) “Equity Percentage” means, as to any Holder, that percentage figure which expresses the ratio that (A) the number of shares of issued and outstanding Common Stock then owned by such Holder bears to (B) the aggregate number of shares of issued and outstanding Common Stock then owned by all holders of Common Stock and Convertible Securities of the Company. For purposes solely of the computation set forth in clauses (A) and (B) above, Convertible Securities (as defined in Section 5) shall be treated as having been converted or exchanged for Common Stock at the rate(s) or price(s) at which such Convertible Securities are convertible or exchangeable in effect at the time in question.

(ii) “Excluded Securities” shall mean (A) Common Stock issuable upon conversion of any shares of Series A Preferred Stock or pursuant to a public offering of the Common Stock of the Company registered under the Securities Act of 1933, as amended; (B) options to purchase Common Stock of the Company (including Common Stock issued pursuant to the exercise of such options) issued to directors, officers, employees and consultants of the Company; provided that the aggregate number of shares issuable upon the exercise of such options does not exceed 10% of the then outstanding shares of the of the capital stock of the Company on an as-converted basis; (C) capital stock of any class issuable upon any subdivision, recombination, split-up or reverse stock split of all outstanding shares of such class of capital stock; (D) Common Stock or securities issued or issuable to banks, lenders or landlords, provided that the aggregate of such Common Stock or securities does not exceed 5% of the then outstanding shares of the of the capital stock of the Company on an as-converted basis; (E) Common Stock or other securities issued or issuable to third parties in connection with strategic partnerships or alliances, joint ventures or other licensing transactions, provided that the aggregate of such Common Stock or Securities does not exceed 5% of the then outstanding shares of the of the capital stock of the Company on an as-converted basis; and (F) Common Stock issued or issuable pursuant to the acquisition of another corporation or entity (or its assets).

(iii) Offered Securities shall mean (A) any shares of Common Stock, Series A Preferred Stock or any other equity security of the Company, (B) any convertible debt security or (C) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such equity security or convertible debt security, but shall not include the Excluded Securities.

(b) Right of Participation to Purchase Securities.

(i) The Company shall not issue or sell any Offered Securities (the “Proposed Issue”) unless in each case the Company shall offer to sell to each Holder (the “Offer”) up to its then existing Equity Percentage of the Offered Securities on the terms set forth herein and at the same price and on the same terms and conditions as those of the Proposed Issue.

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(ii) The Company shall deliver to each Holder written notice of the Offer, specifying the price and terms and conditions of the Proposed Issue (the “Offer Notice”). The Offer by its terms shall remain open and irrevocable for a period often (10) days from the date of delivery of the Offer Notice to each Holder (the “10-Day Period”).

(iii) Each Holder shall evidence its intention to accept the Offer to purchase up to its then existing Equity Percentage of the Offered Securities by delivering a written notice signed by the Holder (the “Notice of Acceptance”). The Notice of Acceptance must be delivered to the Company not later than the last day of the 10-Day Period, and shall specify the percentage of the Offered Securities (but no more than its then existing Equity Percentage) that it elects to acquire (the “Elected Percentage”).

(iv) If one or more Holders tenders its Notice of Acceptance prior to the end of the 10-Day Period, the Company shall proceed to schedule a closing of the sale of the Offered Securities for which it has received a Notice of Acceptance, as well as a closing of the remaining securities under the Proposed Issue (the “Remaining Securities”), at which closing each Holder that tendered a Notice of Acceptance shall purchase from the Company its Elected Percentage upon the terms and conditions specified in the Offer Notice, which terms and conditions shall also apply to the purchase of the Remaining Securities. The obligation of any Holder to purchase its Elected Percentage of the Offered Securities at such closing is further conditioned upon the preparation of a purchase agreement embodying the terms of the Offer, which shall be reasonably satisfactory in form and substance to such Holder and its counsel.

(v) If no Holder tenders a Notice of Acceptance, the Company shall have ninety (90) days from the expiration of 10-Day Period to sell the Offered Securities to any other person or persons, but only upon terms and conditions which are in all material respects (including, without limitation, price and interest rate) no more favorable to such other person or persons, and no less favorable to the Company, than those set forth in the Offer Notice.

(c) The rights granted under this Section 9 shall only apply if the price for the Offered Securities (which shall include the actual purchase price for such Offered Securities plus, in the case of any Convertible Securities, any amount payable upon conversion or exchange thereof as of the first date such Convertible Securities are eligible for conversion or exchange) is less than or equal to the then Conversion Price of the Series A Preferred Stock.

(d) The rights granted to the Holders under this Section 9 shall expire on the day immediately preceding the IPO Effective Date.

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10. Covenants. In addition to any other rights provided by law, the Company shall not take any of the following actions.

(a) Holders of Series A Preferred Stock. So long as any shares of Series A Preferred Stock shall be outstanding, the Company shall not without first obtaining the affirmative vote or written consent of the holders of not less than fifty percent (50%) of the outstanding shares of Series A Preferred Stock voting together as a class:

(i) amend or repeal any provision of, or add any provision to, the Articles or the Company’s By-laws if such action would alter or change the preferences, rights, privileges or powers of or the restrictions provided for the benefit of the Series A Preferred Stock, or increase or decrease the authorized number of shares of Series A Preferred Stock.

(ii) authorize or issue shares of any class or series of stock not authorized in the Articles having any liquidation preference or priority as to assets superior to any such liquidation preference or priority of the Series A Preferred Stock; or authorize or issue shares of stock of any class or series of any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of this Company having any liquidation preference or priority as to assets superior to any such liquidation preference or priority of the Series A Preferred Stock;

(iii) reclassify any class or series of any Common Stock into shares having any liquidation preference or priority as to assets superior to or on a parity with any such liquidation preference or priority of the Series A Preferred Stock; or

(iv) apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any shares of any class or series of Common Stock, except from employees, advisors, officers, directors and consultants of, and persons performing services for the Company or its subsidiaries on terms approved by the Board of Directors upon termination of employment or association.

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SIGNED UNDER THE PENALTIES OF PERJURY, this 11th day of December, 2003

/s/ Douglas J. Jensen *President / ~~*Vice President~~

/s/ Douglas J. Jensen ~~*Clerk~~ / *Assistant Clerk

*Delete the inapplicable words.